Exhibit 99.1

FOR RELEASE AT 8:00 A.M. EDT	For further information
TUESDAY, APRIL 24, 2007	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports First Quarter 2007 Results

JACKSONVILLE, Fla., April 24, 2007 – Rayonier (NYSE:RYN) today reported first quarter net income of $35.1 million, or 45 cents per share. This compares to $55.2 million, or 71 cents per share, in fourth quarter 2006 and $23.2 million, or 30 cents per share, in first quarter 2006. Fourth quarter 2006 results included special item gains of $9.0 million, or 12 cents per share. (See Schedule H for details.)

Lee Thomas, President and CEO, said: “First quarter results were quite good. Demand continued to be very strong and prices increased for our Performance Fibers products; in Timber, volumes were up as some customers advanced their harvests to take advantage of strong U.S. pulp and Northwest log export markets; and Real Estate results benefited from a sale that had been expected to close later in the year.”

First quarter income was below fourth quarter 2006, excluding special items, primarily due to lower Real Estate and Performance Fibers results partly offset by improved earnings in Northwest timber. Earnings improved compared to first quarter 2006 primarily due to stronger Performance Fibers and Real Estate results partly offset by weaker lumber markets.

Sales for the first quarter of $300 million were $29 million below fourth quarter 2006 but $23 million above first quarter 2006.

Cash provided by operating activities of $52 million was $1 million above first quarter 2006. Cash Available for Distribution (CAD) of $61 million was $37 million above first quarter 2006 mainly due to higher operating earnings and lower capital expenditures. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.)

Debt of $671 million was $12 million above year-end 2006. The debt-to-capital ratio of 42.0 percent was comparable to year-end 2006. Cash at March 31, 2007 was $28 million compared to $40 million at December 31, 2006.

Timber

Sales of $65 million and operating income of $26 million were $18 million and $7 million above fourth quarter 2006, respectively, primarily due to higher timber volumes driven by strong U.S. pulp and Northwest log export markets. Compared to first quarter 2006, sales and operating income increased $11 million and $2 million, respectively, mainly due to stronger U.S. timber volumes. Volumes compared to both previous quarters also increased due to harvesting on timberland we acquired last year.

Real Estate

Sales of $21 million and operating income of $15 million were $14 million and $15 million below fourth quarter 2006, respectively, primarily due to fewer development acres sold, partially offset by an increase in rural acres sold. Compared to first quarter 2006, sales and operating income increased $8 million and $5 million, respectively, mainly due to an increase in rural acres sold and improved overall prices partly offset by a decrease in development acres sold.

Performance Fibers

Due primarily to planned maintenance downtime, sales and operating income of $166 million and $27 million, respectively, were $30 million and $6 million below fourth quarter 2006, with lower volumes partially offset by higher prices for both cellulose specialties and absorbent materials. The operating income variance was also impacted by a property tax settlement that benefited fourth quarter 2006 and higher manufacturing costs in the current quarter. Compared to first quarter 2006, sales and operating income improved $20 million and $17 million, respectively, largely due to higher prices for both cellulose specialties and absorbent materials.

Wood Products

Sales of $20 million were $2 million below fourth quarter 2006 due to a decline in volume, while the operating loss of $3 million was $1 million less than in the fourth quarter due to slightly improved prices. Compared to first quarter 2006, sales and operating income declined $12 million and $6 million, respectively, due to significantly weaker prices partially offset by lower manufacturing costs.

Other Operations

Sales of $28 million were $2 million below fourth quarter 2006 and $4 million lower than first quarter 2006. The operating loss of $1 million was unfavorable by $2 million compared to fourth quarter 2006 primarily due to the impact of legal settlements in that quarter, and $1 million below first quarter 2006.

Other Items

Corporate expenses of $9.1 million were $2.2 million below fourth quarter 2006 mainly due to decreased business development expenses but comparable to first quarter 2006.

Interest expense of $13.6 million was essentially unchanged from fourth quarter 2006. Compared to first quarter 2006, interest expense increased $1.4 million mainly due to higher debt partially offset by lower interest rates.

Interest and other income of $1.0 million was $1.5 million and $1.2 million below fourth quarter and first quarter 2006, respectively, primarily due to lower interest income.

There was no impact from discontinued operations in first quarter 2007 and 2006, however, fourth quarter 2006 included income of $5.3 million due to a reduction in environmental reserves as a result of the approval of a more cost-effective remediation plan at a closed facility.

The first quarter effective tax rate, before discrete items, was 16.7 percent, compared to 16.4 percent in first quarter 2006. Including discrete items, the effective tax rate increased to 17.6 percent compared to 14.6 percent in first quarter 2006. (See Schedule J for details.)

Outlook

“Rayonier’s mix of core businesses continues to provide us with strength and balance and we look forward to another good year with earnings comparable to 2006, excluding special items,” Thomas said. “Although the housing slowdown continues to put pressure on our Timber and Real Estate businesses, we expect the impact will be offset by the strength of Performance Fibers.

“However, we are closely monitoring the ongoing wildfires in Southeast Georgia which have affected about 26,000 acres of our timberland and are not yet fully contained. Our preliminary estimate of the impact on second quarter earnings is $5 to $7 million, or 6 to 9 cents per share. Once the area is fully accessible, we will be able to more accurately assess the damage.”

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. It owns, leases or manages 2.7 million acres of timber and land in the U.S., New Zealand and Australia. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is the world’s leading producer of high-value specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries. Rayonier is structured as a real estate investment trust.

Except for historical information, the statements made in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements, which include statements regarding anticipated earnings, revenues, volumes, pricing, costs and other statements relating to Rayonier’s financial and operational performance, in some cases are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements contained in this release: changes in global market trends and world events; interest rate and currency movements; changes in key management personnel; fluctuations in demand for, or supply of, cellulose specialty products, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions and natural disasters affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the entry into or closing of real estate sale transactions; changes in law, policy or political environment that might condition, limit or restrict the development of real estate; the ability of the company to identify and complete timberland and higher-value real estate acquisitions; the company’s ability to continue to qualify as a REIT; the ability of the company to complete like-kind exchanges of timberland; and implementation or revision of governmental policies, laws and regulations affecting the environment, endangered species, timber harvesting, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the company’s most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.

A conference call will be held on Tuesday, April 24, at 2:00 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

# # #

RAYONIER

FINANCIAL HIGHLIGHTS

MARCH 31, 2007 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006

Profitability
Sales	$299.7	$328.5	$277.2
Operating income	$55.2	$67.6	$37.2
Income from continuing operations	$35.1	$49.9	$23.2
Discontinued operations	$—	$5.3	$—
Net income	$35.1	$55.2	$23.2
Income per diluted common share
Continuing operations	$0.45	$0.64	$0.30
Net income	$0.45	$0.71	$0.30
Pro forma net income (a) (d)	$0.45	$0.59	$0.30
Operating income as a percent of sales	18.4%	20.6%	13.4%
Adjusted ROE (a) (d)	15.2%	20.1%	10.4%
Average diluted shares outstanding (millions)	78.5	78.3	78.0

		Three Months Ended March 31,
		2007	2006
Capital Resources and Liquidity
Cash provided by operating activities		$52.4	$50.8
Cash used for investing activities		$(46.9)	$(40.4)
Cash used for financing activities		$(17.0)	$(30.8)
Adjusted EBITDA (b) (d)		$97.5	$70.8
Cash Available for Distribution (CAD) (c) (d)		$60.8	$23.7
Borrowing/(repayment) of debt, net		$12.0	$(0.8)

		03/31/07	12/31/06
Debt		$671.4	$659.0
Debt / capital		42.0%	41.8%
Cash		$28.5	$40.2

(a), (b), (c) and (d), see Schedule B.

-A-

RAYONIER

FOOTNOTES FOR SCHEDULE A

MARCH 31, 2007 (unaudited)

(a)	Pro forma net income and Adjusted ROE are non-GAAP measures. See Schedule H for reconciliation to the nearest GAAP measure.

(b)	Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule I.

(c)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less capital spending, adjusted for equity based compensation amounts, the tax benefits associated with certain strategic acquisitions, the change in committed cash and other items which include the proceeds from matured energy forward contracts and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule H.

(d)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing the financial condition and cash generating ability of the Company.

-B-

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

MARCH 31, 2007 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006

Sales	$299.7	$328.5	$277.2
Costs and expenses
Cost of sales	231.7	249.2	224.2
Selling and general expenses	15.8	18.9	16.2
Other operating income, net	(3.0)	(7.2)	(0.4)

Operating income	55.2	67.6	37.2
Interest expense	(13.6)	(13.8)	(12.2)
Interest and other income, net	1.0	2.5	2.2

Income before taxes	42.6	56.3	27.2
Income tax expense	(7.5)	(6.4)	(4.0)

Income from continuing operations	$35.1	$49.9	$23.2
Discontinued operations, net	—	5.3	—

Net income	$35.1	$55.2	$23.2

Income per Common Share:
Basic
From continuing operations	$0.45	$0.65	$0.30

Net income	$0.45	$0.72	$0.30

Diluted
From continuing operations	$0.45	$0.64	$0.30

Net income	$0.45	$0.71	$0.30

Pro forma net income (a)
Adjusted diluted EPS	$0.45	$0.59	$0.30

Weighted average Common Shares used for determining
Basic EPS	77,130,711	76,679,126	76,289,274

Diluted EPS	78,528,221	78,331,461	78,006,773

(a)	Non-GAAP measure, see Schedule H for a reconciliation to the nearest GAAP measure.

-C-

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

MARCH 31, 2007 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006

Sales
Timber	$65.0	$47.2	$54.5
Real Estate	21.0	34.9	13.1
Performance Fibers
Cellulose specialties	129.5	146.1	106.7
Absorbent materials	36.9	50.0	39.3

Total Performance Fibers	166.4	196.1	146.0

Wood Products	19.7	21.3	31.6
Other Operations	27.6	29.1	32.0
Intersegment eliminations	—	(0.1)	—

Total sales	$299.7	$328.5	$277.2

Operating income/(loss)
Timber	$26.3	$18.8	$23.9
Real Estate	15.2	29.9	10.2
Performance Fibers	27.1	32.6	10.2
Wood Products	(3.3)	(4.2)	2.6
Other Operations	(1.3)	1.3	(0.5)
Corporate	(9.1)	(11.3)	(9.5)
Intersegment eliminations and other	0.3	0.5	0.3

Total operating income	$55.2	$67.6	$37.2

-D-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

MARCH 31, 2007 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2007	December 31, 2006
Assets
Current assets	$291.6	$300.3
Timber, timberlands and logging roads, net of depletion and amortization	1,112.8	1,127.5
Property, plant and equipment	1,385.5	1,365.0
Less - accumulated depreciation	(1,018.7)	(1,011.2)

	366.8	353.8

Investment in New Zealand JV	59.9	61.2
Other assets	136.4	121.8

	$1,967.5	$1,964.6

Liabilities and Shareholders’ Equity
Current liabilities	$172.8	$193.3
Long-term debt	670.9	655.4
Non-current liabilities for dispositions and discontinued operations	110.0	111.8
Other non-current liabilities	87.6	86.1
Shareholders’ equity	926.2	918.0

	$1,967.5	$1,964.6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended
	March 31, 2007	March 31, 2006
Cash provided by operating activities:
Net Income	$35.1	$23.2
Depreciation, depletion, amortization and non-cash basis of real estate sold	42.3	33.2
Other non-cash items included in income	4.9	4.1
Changes in working capital and other assets and liabilities	(29.9)	(9.7)

	52.4	50.8

Cash used for investing activities:
Capital expenditures	(31.4)	(36.5)
Purchase of timberlands and wood chipping facilities	(8.7)	(4.3)
(Increase)/decrease in restricted cash	(14.0)	0.1
Other	7.2	0.3

	(46.9)	(40.4)

Cash used for financing activities:
Borrowing/(repayment) of debt, net	12.0	(0.8)
Dividends paid	(36.3)	(35.9)
Issuance of common shares	5.1	4.1
Excess tax benefits from equity-based compensation	2.2	1.8

	(17.0)	(30.8)

Effect of exchange rate changes on cash	(0.2)	0.4

Cash and cash equivalents:
Decrease in cash and cash equivalents	(11.7)	(20.0)
Balance, beginning of year	40.2	146.2

Balance, end of period	$28.5	$126.2

-E-

RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

MARCH 31, 2007 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006

Geographical Data (Non-U.S.)
Sales
New Zealand	$12.3	$10.2	$5.5
Other	2.0	3.7	4.5

Total	$14.3	$13.9	$10.0

Operating income (loss)
New Zealand	$0.8	$0.3	$(1.1)
Other	(0.5)	1.0	(0.4)

Total	$0.3	$1.3	$(1.5)

Timber
Sales
Northwest U.S.	$30.7	$21.9	$27.2
Southern U.S.	31.1	22.2	25.0
New Zealand	3.2	3.1	2.3

Total	$65.0	$47.2	$54.5

Operating income (loss)
Northwest U.S.	$18.0	$9.6	$16.0
Southern U.S.	7.8	8.5	8.9
New Zealand	0.5	0.7	(1.0)

Total	$26.3	$18.8	$23.9

Adjusted EBITDA by Segment*
Timber	$48.0	$33.4	$38.8
Real Estate	18.8	32.0	11.5
Performance Fibers	42.4	53.2	25.3
Wood Products	(1.7)	(2.6)	4.3
Other Operations	(1.3)	1.4	(0.2)
Corporate and other	(8.7)	(10.9)	(8.9)

Total	$97.5	$106.5	$70.8

*	Adjusted EBITDA is a non-GAAP measure, see Schedule I for reconciliation to nearest GAAP measure.

-F-

RAYONIER

SELECTED OPERATING INFORMATION

MARCH 31, 2007 (unaudited)

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006

Timber
Northwest U.S., in millions of board feet	79	51	75
Southern U.S., in thousands of short green tons	1,643	1,363	1,247

Real Estate
Acres sold
Development	123	4,020	744
Rural	5,867	2,400	2,660
Northwest U.S.	148	713	—

Total	6,138	7,133	3,404

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	114	137	104
Absorbent materials, in thousands of metric tons	55	76	65
Production as a percent of capacity	95.1%	103.9%	98.9%

Lumber
Sales volume, in millions of board feet	73	83	84

-G-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

MARCH 31, 2007 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION:

	Three Months Ended
	March 31,	March 31,
	2007	2006
Cash provided by operating activities	$52.4	$50.8
Capital spending (a)	(31.4)	(36.5)
Decrease in committed cash	27.8 (b)	5.9
Equity based compensation adjustments	5.8	4.2
Like-kind exchange tax benefits on
third party real estate sales (c)	(1.0)	(0.9)
Other	7.2	0.2

Cash Available for Distribution	$60.8	$23.7

(a)	Capital spending excludes strategic acquisitions and dispositions.
(b)	Primarily 2006 interest paid in 2007 and previously reflected as a reduction in 2006 CAD.
(c)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA NET INCOME AND ADJUSTED RETURN ON EQUITY:

	Three Months Ended
	March 31, 2007		December 31, 2006		March 31, 2006
PRO FORMA NET INCOME	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income	$35.1	$0.45	$55.2	$0.71	$23.2	$0.30
Discontinued Operations - Environmental Reserves	—	—	(5.3)	(0.07)	—	—
Deferred Tax Adjustment	—	—	(3.7)	(0.05)	—	—

Pro Forma Net Income	$35.1	$0.45	$46.2	$0.59	$23.2	$0.30

Annualized Pro Forma Net Income	$140.4		$184.8		$92.8
Divided by: Average Equity	$922.1		$920.9		$889.0

Adjusted ROE	15.2%		20.1%		10.4%

-H-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

MARCH 31, 2007 (unaudited)

(millions of dollars)

ADJUSTED EBITDA:

	Timber	Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Three Months Ended
March 31, 2007
Cash provided by operating activities	$47.3	$19.0	$45.4	$(1.3)	$(7.3)	$(50.7)	$52.4
Income tax expense	—	—	—	—	—	7.5	7.5
Interest, net	—	—	—	—	—	12.6	12.6
Working capital increases (decreases)	2.4	(1.0)	(2.8)	(0.4)	6.0	25.4	29.6
Other balance sheet changes	(1.7)	0.8	(0.2)	—	—	(3.5)	(4.6)

Adjusted EBITDA	$48.0	$18.8	$42.4	$(1.7)	$(1.3)	$(8.7)	$97.5

December 31, 2006
Cash provided by operating activities from continuing operations	$28.2	$37.4	$45.1	$(2.2)	$8.0	$(31.9)	$84.6
Income tax expense	—	—	—	—	—	6.4	6.4
Interest, net	—	—	—	—	—	11.1	11.1
Working capital increases (decreases)	0.3	(1.4)	7.9	(0.4)	(5.3)	0.7	1.8
Other balance sheet changes	4.9	(4.0)	0.2	—	(1.3)	2.8	2.6

Adjusted EBITDA	$33.4	$32.0	$53.2	$(2.6)	$1.4	$(10.9)	$106.5

March 31, 2006
Cash provided by operating activities	$43.8	$7.5	$29.6	$0.7	$0.5	$(31.3)	$50.8
Income tax expense	—	—	—	—	—	4.0	4.0
Interest, net	—	—	—	—	—	10.0	10.0
Working capital increases (decreases)	4.5	4.7	(4.3)	3.6	(0.9)	2.8	10.4
Other balance sheet changes	(9.5)	(0.7)	—	—	0.2	5.6	(4.4)

Adjusted EBITDA	$38.8	$11.5	$25.3	$4.3	$(0.2)	$(8.9)	$70.8

-I-

RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

MARCH 31, 2007 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended
	March 31, 2007		December 31, 2006		March 31, 2006
	$	%	$	%	$	%

Income tax provision at the U.S. statutory rate	$(14.9)	(35.0)	$(19.6)	(35.0)	$(9.6)	(35.0)
REIT income not subject to federal tax	10.7	25.2	12.5	22.2	8.0	29.4
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(3.1)	(7.2)	(4.0)	(7.1)	(3.2)	(11.8)
Foreign, state and local income taxes, foreign exchange rate changes and permanent differences	0.2	0.3	(0.5)	(0.8)	0.3	1.0

Income tax expense
before discrete items	$(7.1)	(16.7)	$(11.6)	(20.7)	$(4.5)	(16.4)
Built-in gain adjustments	—	—	1.5	2.7	—	—
Deferred tax adjustments	—	—	3.7	6.6	—	—
Other	(0.4)	(0.9)	—	—	0.5	1.8

Income tax expense	$(7.5)	(17.6)	$(6.4)	(11.4)	$(4.0)	(14.6)

-J-